ZIEGLER LOTSOFF CAPITAL MANAGEMENT, LLC

PERSONAL TRADING POLICY

AND CODE OF ETHICS

EFFECTIVE JUNE 13, 2011

AMENDED AND RESTATED ON APRIL 1, 2013

TABLE OF CONTENTS

I.	Terms and Definitions	2-6
II.	Background	7
III.	Standards of Conduct	8
IV.	Client Opportunities	9
V.	Personal Trading	9
	A. Non-Volitional Investments	10
	B. Reporting Requirements	11
	C. Private Securities Transactions and Outside Business Activities	12
	D. Endorcement	13
	E. Record Retention	13
	F. Amendments	14

Appendix I – Reportable Securities  ............................................................................. i-iii

Appendix II – Initial and Annual Report of Code of Ethics ............................................. iv

Appendix III – Outside Business Activity/Private Securities Form............................. v-vii

Appendix IV – Sanctions Guidelines for Violations of the Code of Ethics ................... viii

I.

TERMS AND DEFINITIONS

For the purposes of this Code of Ethics (“Code”), the following terms have been defined.

Access Person

Any supervised person, who has access to nonpublic information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic. Please refer to the document entitled “List of Access Persons.”

Advisory Person

Each Ziegler Lotsoff officer or Advisory Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities, or whose functions relate to making any recommendations with respect to such purchases or sales, for Clients. All Advisory Persons are also Access Persons and therefore must comply with all requirements applicable to Access Persons.

Beneficial Interest

Ability to share, directly or indirectly, in any profit, loss, dividend or income, directly or indirectly, through any joint account, partnership, trust or other formal or informal relationship.

An Access Person is deemed to have a beneficial interest in accounts held by immediate family members with whom the Access Person shares a household. (See the “Non-volitional Investments” section V.

(A) of this Policy.)

Beneficial interest shall be interpreted in accordance with Section 16 of the Securities Exchange Act of 1934 and rules and interpretations thereunder.

Client	Any person or entity for which Ziegler Lotsoff Capital Management, LLC serves as investment adviser, renders investment advice, or makes investment decisions in exchange for compensation.
Exchange-Traded Fund (“ETF”) (broad-based vs. narrow-based)	An ETF is considered broad-based if no single component security comprises more than 15% of the ETF’s weighting.
Federal Securities Laws

The Securities Act of 1933 (the “1933 Act”), Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the

Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act, and any rules adopted by the SEC or the Department of the Treasury.

First In, First Out (“FIFO”)	Applicable to short term trading stipulation. Evaluation of short term trading violations will be conducted based on this method.
Fund	Each of the registered investment companies for which the Firm serves as an adviser or sub-adviser.
Initial Public Offering (“IPO”)

An offering of a security registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Managed Account Letter

A letter indicating an Access Person’s grant of investment discretion in an account or accounts to a third-party, signed by the Access Person, the Access Person’s financial advisor, and approved by  CCO.

Managed Investment Account

An investment account over which bona fide legal investment discretion has been granted to an investment manager. The Access Person does not have any direct or indirect influence over the control of the account.

Non-Reportable Security

The term “Non-Reportable Securities” means: (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the Investment Company Act, other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more openend funds, none of which are Reportable Funds.

Outside Business Activity	Includes any of the following on a compensated or non-compensated basis in a for-profit capacity or for a for-profit entity: · Being engaged in any other business outside the business of ZLCM;

•

Being employed or compensated by any other person for businessrelated activities outside the business of ZLCM;

•

Serving as an Advisory Person of another organization;

•

Investing in any limited or general partnerships;

•

Engaging in personal securities transactions to an extent that it diverts an Advisory Person’s attention from and/or impairs the performance of their duties in relation to the business of Ziegler Lotsoff Capital Management, LLC and its Clients; or

•

Serving on the board of directors (or in any similar capacity) of another company. Authorization for board service will rarely be granted and will normally require that Ziegler Lotsoff Capital

Management, LLC not hold or purchase any securities of the company on whose board the Advisory Person sit.

Portfolio Managers	Any person of the Firm who makes decisions as to the purchase or sale of portfolio holdings on behalf of Clients.
Private Placement	An offering and investment in any nonpublicly traded security.
Private Securities Transaction

Includes investments in private placements (hedge funds or private equity funds), privately placed security, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters and other investment vehicles and shares issued prior to a public distribution.

Reportable Fund

The term “Reportable Fund” means (i) any fund for which the Firm serves as investment adviser or sub-adviser; or (ii) any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. As used in this definition, the term control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.

Reportable Security	The term “Reportable Security” includes all Securities (including Index Securities) other than Non-Reportable Securities.
Supervised Person	Any officer, partner, director, employee, or any person who provides investment advice on behalf of the Firm and is subject to supervision.

II.

BACKGROUND

Ziegler Lotsoff Capital Management, LLC (“ZLCM,” “Firm”) adopts this Code of Ethics in accordance with Rule 204A-1 under the Advisers Act. ZLCM is also required to adopt a Code of Ethics in accordance with Rule 17j-1 under the 1940 Act. Additionally, Section 204A of the Advisers Act requires all registered investment advisers to have policies and procedures to detect and prevent insider trading. This Code sets forth standards of conduct expected of advisory personnel, and addresses conflicts that arise from personal trading by Access Persons to mitigate the possibility of securities transactions occurring that place, or appear to place, such persons in conflict with the interests of ZLCM and any Client.

ZLCM is also registered as a Commodity Trading Adviser (“CTA”) and Commodity Pool Operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”), and is a member of the National Futures Association (“NFA”) in each of those capacities.

ZLCM observes the highest standards of ethical conduct for all of its Advisory Persons. As a condition of employment, each Advisory Person has an obligation to act in the best interests of our Clients. The operations of the Firm must be conducted in compliance with the law with the highest ethical standards.

Each Advisory Person must read this Code in its entirety and comply with the following requirements:

1.

Execute the Initial and Annual Receipt of this Code, see Appendix II.

2.

Certify annually that they have read, understand and are in compliance with the Code.

3.

Retain a copy of the most current version of the Code.

4.

Attend ZLCM training on a semi-annual basis.

This Code should be read in conjunction with the Ziegler Lotsoff Capital Management LLC Policies and Procedures Manual. This Code is intended to help each Advisory Person understand their obligations to comply with the highest ethical standards. The Code should be kept by each Advisory Person for future reference and make its guidelines an active part of the Advisory Person’s normal course of business.

The Chief Compliance Officer (“CCO”) reserves the right to make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination that the conduct at issue provides little opportunity for improper trading or otherwise merits an exception. Approval of all such exceptions must be documented in writing. Because ZLCM policies, governmental regulations, and industry standards relating to personal trading and potential conflicts of interest can change over time, ZLCM may modify any or all of the policies and procedures set forth in the Code. Should ZLCM revise the Code, each Advisory Person will receive written notification from the CCO or a designee, and will be required to certify that he or she has received, read, and understand the revised Code. It is the responsibility of each Advisory Person to become familiar with any modifications to the Code.

III.

STANDARDS OF CONDUCT

ZLCM is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. Advisory Persons must affirmatively exercise authority and responsibility for the benefit of Clients and may not participate in any activities that may conflict with the interests of Clients. In addition, Advisory Persons must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, Advisory Persons must conduct Firm business with the following precepts in mind:

1.

Place the interests of Clients first. No Advisory Person may cause a Client to take action, or not to take action, for personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by the Advisory Person for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Advisory Person investing in a security of limited availability that was appropriate for Clients without first considering that investment for Clients would violate this Code.

2.

Conduct all personal securities transactions in compliance with this Code. This includes all pre-clearance and reporting requirements and procedures regarding personal trading and trade allocations.

3.

Keep information confidential. Information concerning Client transactions or holdings is material, non-public information and we may not use knowledge of any such information to profit from the market effect of those transactions.

4.

Comply with the Federal Securities Laws and all other laws and regulations applicable to the Firm’s business. Access Persons should make it their business to know what is required of ZLCM as an investment adviser, and integrate compliance into the performance of all duties.

5.

Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code should be addressed to the CCO, or a designee who may consult with outside counsel, outside auditors, or other professionals, as necessary.

6.

Client complaints. Complaints conveyed by a Client or on behalf of a Client should be promptly reported to the CCO or a designee. Advisory Persons may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters will be handled by the CCO or a designee.

As a general rule, Advisory Persons are expected to abide not only by the letter of the Code, but also by the spirit of the Code. The policies and procedures in the following sections of this Code implement these general fiduciary principles in the context of specific situations.

IV.

  CLIENT OPPORTUNITIES

Sections 206(1) and 206(2) of the Advisers Act generally prohibit an adviser from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as “fraud or deceit” on Clients. NFA Rule 2.2 imposes similar prohibitions on these types of unethical behaviors. Regulators use these provisions to regulate, through enforcement action, many types of behavior that are deemed to be not in the best interest of Clients or inconsistent with fiduciary obligations.

One category of inappropriate behavior is to cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit. Another such prohibited category of behavior is taking advantage of investment opportunities for personal gain, otherwise suitable for Clients.

Accordingly, Advisory Persons may not take personal advantage of any opportunity properly belonging to any Client. This principle applies particularly to the acquisition of securities of limited availability for an Advisory Person’s account that would be suitable and could be purchased for the account of a Client, or the disposition of securities with limited liquidity from an Advisory Person’s account prior to selling a position from the account of a Client.

Under certain limited circumstances, and only with the prior documented approval of the CCO, an Advisory Person may participate in certain opportunities of limited availability that are deemed by the CCO not to have an adverse effect on any Client.

(i.) Disclosure of Personal Interest. If an Advisory Person believes that they stand to benefit materially from an investment decision for a Client that they are recommending or making, they must immediately disclose that interest to the CCO or a designee. The disclosure must be made before the investment is made and must be documented by the CCO or a designee.

(ii.) Restriction on Investment. Based on the information given, the CCO will make a decision on whether or not to restrict the Advisory Person’s participation in the investment. This determination will be made at the CCO’s discretion.

(iii.) Record of Determination. Documentation of the investment opportunity and the CCO’s determination will be prepared promptly and maintained by the CCO or a designee.

V.

PERSONAL TRADING POLICY

Access Persons must pre-clear certain purchases and sales of securities with the CCO or a designee as described in Appendix I of this Code. (This list is NOT intended to be all-inclusive.  If there is a security type not listed here and you have a question, please call the CCO or a designee).

Once a pre-clearance request is approved, the Access Person has three business days from the date and time of the approval to trade in that security. For market orders, the order must be placed and filled within the three business day period.  For limit orders, the order must be placed within the three business day period.

•

Private Placements.  Before directly or indirectly acquiring beneficial ownership in any Private Placement, each Access Person shall obtain express prior written approval from the CCO or a designee of the CCO, and such approval will be granted at the discretion of the CCO.

•

Black Out Periods.  An Access Person cannot purchase or sell, directly or indirectly, any Reportable Security in which the person has or, by reason of such transaction, will acquire any beneficial ownership at any time, within three (3) business days before or after the time that the same (or a related) security is being considered for purchase or sale; or is being purchased or sold by a Fund or any Client account.  The Black Out Periods will not apply if: (a) the issuer’s market capitalization is greater than $2 billion and (b) the Access Person’s aggregate personal securities transactions for the day amount to $50,000 or less, gross of commissions.

•

Short Term Trading. Short-term trading by Access Persons in accounts for which they have any beneficial ownership is prohibited. Short-term trading is defined as purchases and sales of the same or equivalent Reportable Security within a 30 calendar day period. Short term trading will be evaluated on a FIFO basis.

A.  NON-VOLITIONAL INVESTMENTS

Certain non-volitional and managed investments are not subject to this Code:

•

Purchases that are part of an issuer’s automatic dividend reinvestment plan or part of an Automatic Investment Plan;

•

Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Reportable Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

•

Acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs or similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

•

Transactions effected in any 529 College Savings Plan;

•

Purchases or sales upon the exercise of puts or calls written by the Access Person where the purchase or sale is effected based on the terms of the option without action by the Access Person or his or her agent; and

•

Managed Investment Accounts over which bona fide legal investment discretion has been granted to an outside broker-dealer, bank, investment manager, financial adviser, trust company or trustee. In such instances, an Access Person must first do all of the following:

1.

Notify the CCO or a designee of its existence at the commencement of employment at ZLCM or at the time the account is opened; and

2.

Provide the CCO or a designee with the Managed Account Letter which has been executed by the Access Person as well as the broker-dealer, bank, investment manager, financial adviser, trust company or trustee.

B. REPORTING REQUIREMENTS

•

Initial Holdings Report.  Every Access Person must complete, sign, and submit to the CCO or a designee, an Initial Holdings Report no later than 10 calendar days after becoming an Access Person. Each Access Person is required to submit all accounts belonging to them as well as to any member of their immediate family with whom they share a household. The Initial Holdings Report is completed via the Firm’s electronic personal trading system.

The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

•

Quarterly Transaction Report.  Every Access Person must complete and submit a Quarterly Transaction and Brokerage Account Report to the CCO or a designee, via the Firm’s electronic personal trading system. The report must include information about any transactions in Reportable Securities which were made during the specified calendar quarter. This is applicable for all Reportable Securities, regardless of whether pre-clearance approval was required.  Please note transactions in Reportable Securities executed in Managed Investment Accounts (i.e. no direct or indirect influence or control) are not required to be reported.  The Quarterly Transaction Report must be submitted within 30 days ending each calendar quarter.

Such accounts include:

•

All personal securities account(s) (containing Reportable Securities) of:

-

the Access Person of ZLCM;

-

the Access Person’s spouse and dependent children; and

-

any other member of the Access Person’s immediate family with whom they share a household.

•

Any accounts over which the Access Person controls or influences investment decisions or has the right or authority to exercise any degree of control or discretionary authority (non-Client accounts).

•

Any account in which the Access Person has a beneficial interest. Beneficial interest includes direct or indirect power to make investment decisions.

•

Annual Holdings Reports.  Every Access Person must complete and submit to the CCO or a designee an Annual Holdings Report no later than 45 days (February 14th of every year) following the end of the calendar year via the Firm’s electronic personal trading system. The information contained in the Annual Holdings Report must be current as of December 31st of the preceding year.

•

Disclosure of New Brokerage Accounts. Each Access Person must add any new brokerage account to the Firm’s electronic personal trading system prior to executing transactions any newly opened account for the direct or indirect benefit of such Access Person.

•

Duplicate Trade Confirmations.  All Access Persons must provide the CCO or a designee with their broker information. The CCO or a designee of the CCO will direct the broker to supply the Firm with duplicate copies of all trade confirmations for all accounts holding Reportable Securities in either hard copy form or through an electronic data feed sent to the Firm’s electronic personal trading system.

•

Notification of Reporting Obligation.  All Access Persons will be informed of such duty by the CCO or a designee and will be provided with a copy of this Code.  Once informed of the duty to file a Quarterly Report and Initial and Annual Holdings Report, an Access Person has a continuing obligation to file such report, in a timely manner, whether or not the Access Person had any new information to report for the period.

C.  PRIVATE SECURITY TRANSACTIONS AND OUTSIDE BUSINESS        ACTIVITIES

ZLCM’s fiduciary duty to Clients dictates that we devote our professional attention to Clients’ interests, above our own or those of other organizations. Any Advisory Person that wishes to engage in private securities transactions or outside business activities must obtain the required documented approval using the form provided as Appendix III to this Code.

Procedures

Prior to making the initial investment in private securities or any follow-on investment the Advisory Person must:

•

Arrange for the CCO or a designee to review and obtain any private placement memoranda, subscription agreements or other documents pertaining to the investment.

•

Arrange for the CCO or a designee to obtain any duplicate confirmations and statements or their equivalents relating to the investment.

•

When confirmations and statements or other like documents are not available from the issuer, the Advisory Person must promptly inform the CCO or a designee of any changes in the investment and provide a written annual update.

Before undertaking any Outside Business Activity, Advisory Persons must fill out the Request Form (provided as Appendix III to this Code), and submit the Form to the CCO or a designee.

The CCO or a designee will:

•

Consider and approve or deny the activity in a timely manner.

•

Return the approved or denied Form to the Advisory Person and supply Human Resources with a copy for filing.

D.  ENFORCEMENT

The CCO or a designee will review all reports made pursuant to this Code as well as materials relating to personal transactions in Reportable Securities by Access Persons.  The CCO or a designee shall institute procedures necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code.  A violation of this Code shall be reported to management of the Firm as soon as possible upon discovery.

Violations of this Code may result in sanctions or such other steps as the Adviser may deem appropriate, including, but not limited to, unwinding the transaction or disgorgement of any profit from the transaction, a letter of censure, reduction in salary, and suspension or termination of employment.  No officer of the Firm shall participate in a determination of whether she has committed a violation of this Code or of the imposition of any sanction against herself.

In addition, the Firm may report any violations to the appropriate regulatory authority, including the Securities and Exchange Commission.

The Sanctions Guidelines schedule is attached as Appendix IV.

E.  RECORD RETENTION

ZLCM shall maintain records in the manner and to the extent set forth below:

•

Retention of Copy of the Code.  A copy of this Code, and any versions that were in effect within the past five years shall be preserved in an easily accessible place;

•

Record of Violations.  A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•

Copy of Forms and Reports.  A copy of every form referenced herein prepared and filed by an Access Person shall be preserved for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place;

•

Written Acknowledgements.  A record of all written acknowledgments of receipt of this Code from each person who is, or within the past five years was, an Access Person or Supervised Person shall be preserved in an easily accessible place;

•

List of Access Persons.  A list of all persons who are, or within the past five years of business were Access Persons, shall be maintained in an easily accessible place;

•

Record of Approvals.  A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in a Private Placement, and any other purchases or sales of Reportable Securities by Access Persons shall be maintained in an easily accessible place for at least five years following the end of the fiscal year in which the approval is granted; and

•

Location of Records.  All such records and/or documents required to be maintained pursuant to this Code shall be kept at ZLCM’s offices.

See the Firm’s Document Retention Policies and Procedures for more detail regarding books and records pertaining to the Code.

F.  AMENDMENTS

Any material amendments to the Code subsequent to its initial approval must be approved by a Funds’ board within six months of the amendment.

Amendments to the Code shall be deemed to be effective immediately.

APPENDIX I

                                  Reportable Securities

Security Type	PreClearance Required?	Subject to 3 day Blackout Period?	Subject to 30 day holding period?	Report on Quarterly Transaction Report?	Report on Initial and Annual Holdings Report?
Equity Securities including option contracts (if market capitalization of the underlying security is below $2 billion at the time of the trade)	Yes	Yes	Yes	Yes	Yes
Equity Securities including option contracts (if market capitalization of the underlying security is above $2 billion at the time of the trade)	No	No	Yes	Yes	Yes
Fixed Income including Corporate Bonds and Municipal Bonds if par value is below 100,000	No	No	Yes	Yes	Yes
Fixed Income including Corporate Bonds and Municipal Bonds if par value above 100,000	Yes	Yes	Yes	Yes	Yes
Closed-End Mutual Funds	Yes	Yes	Yes	Yes	Yes

Security Type	PreClearance Required?	Subject to 3 day Blackout Period?	Subject to 30 day holding period?	Report on Quarterly Transaction Report?	Report on Initial and Annual Holdings Report?
Commodities including commodity futures	No	No	No	No	No
Index Futures	No	No	No	Yes	Yes
Securities offered as part of an Initial Public Offering (“IPO”)	Yes	Yes	Yes	Yes	Yes
Private Placements or Limited Offerings	Yes	Yes	Yes	Yes	Yes
Broad-based ETFs (no single component security weighting exceeds 15% at time of trade)	No	No	No	Yes	Yes
Any ETF other than those defined as broad-based	Yes	No	No	Yes	Yes
Real Estate Investment Trusts (“REIT”)	Yes	Yes	Yes	Yes	Yes
Direct obligations of the U.S. Government (i.e. Treasury Bonds)	No	No	No	No	No
Security Type	PreClearance Required?	Subject to 3 day Blackout Period?	Subject to 30 day holding period?	Report on Quarterly Transaction Report?	Report on Initial and Annual Holdings Report?
Money Market Instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds, etc.)	No	No	No	No	No
Open-End Mutual Funds other than HighMark and Ziegler Lotsoff Mutual Funds	No	No	No	No	No
Highmark and Ziegler Lotsoff Mutual Funds	Yes	Yes	Yes	Yes	Yes
Unit Investment Trust (“UIT”) if comprised of Non-HighMark and Ziegler Lotsoff Mutual Funds	No	No	No	No	No
UITs comprised of Highmark or Ziegler Lotsoff Mutual Funds	Yes	Yes	Yes	Yes	Yes
Securities held in any 529 College Savings Plan	No	No	No	No	No

APPENDIX II

Initial and Annual Receipt of the Code of Ethics

I hereby acknowledge that I have received, read and understand the Ziegler Lotsoff Capital Management, LLC Personal Trading Policy and Code of Ethics effective March XX, 2013, and represent that:

1.

I have read the Code of Ethics and understand it.

2.

I certify that to the extent I did not understand a provision of the Code of Ethics, I asked and received proper guidance by the Chief Compliance Officer (“CCO”) or a designee of the CCO.

2.

I understand that any violation of the Code of Ethics may subject me to disciplinary action, including dismissal from employment.

3.

I will abide by the Code of Ethics in all respects and any future amendments to the Code, including reporting to Compliance any violations of the Code of which I become aware, as long as I am employed by Ziegler Lotsoff Capital Management, LLC.

Access Person Name:

Access Person Signature:

Dated:

APPENDIX III

Outside Business Activity and Private Securities Transaction Request Form

Advisory Persons of Ziegler Lotsoff must obtain written approval from their designated supervisors and the CCO before: (a) an Advisory Person enters into any private securities transaction (which includes investments in a private placement, private investment partnerships, interests in oil and gas ventures, real estate syndications, participation in tax shelters, and other investment vehicles and shares issued prior to a public distribution), or (b) an Advisory Person engages in outside business activities (which include being an officer, director, limited or general partner, member of a limited liability company, Advisory Person or consultant of any non-Ziegler Lotsoff entity or organization on a compensated or non-compensated basis). Prior to making an initial investment in a private securities transaction, the CCO or a designee must review copies of any agreements pertaining to the investment.

Preliminary Information

Advisory Person Name:

Name of Organization:

Nature of Business:

Legal Status of Entity (corporation, limited partnership, Limited Liability Company):

___ Publicly Traded

___ Privately Placed

___ Non-Profit

To the best of your knowledge, does the organization or any of its affiliates conduct or plan to conduct business with Ziegler Lotsoff? ____ Yes    ____ No

If yes, please explain:

To the best of your knowledge, has the organization or anyone associated with the organization been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years? ___ Yes    ___ No

If yes, please explain:

Description of Private Securities Transaction

(Please provide the CCO or a designee with purchase and/or subscription agreement and related documentation)

Description of the investments:   ___________________________________________________

______________________________________________________________________________

Type and amount of securities you are investing in:

Do you own any other securities of the company or its affiliates?  ___ Yes

___ No

If yes, please explain:

Estimate your total equity ownership interest in the Company:

_____ %

Through your investment do you have the right to participate in management, or the right to board membership or board observation rights?    ___ Yes    ___ No

If yes, please explain:

Description of Outside Business Activity

What is the nature of the proposed activity?

Officer

Investor

Director

Promoter

Advisor

Advisory Person

Other

Please explain the exact nature of your activities, duties and responsibilities and please describe in detail any financial or investment Advisory or decision making role that you may have in the organization.

Number of Hours per Week ____

Per Month ____ you intend to engage in this activity.

Will the proposed activity enable you to exert control over a publicly or privately held company, either directly or indirectly?  ___ Yes

___ No

If yes, please explain:

To the best of your knowledge, will your participation in the outside activity conflict with or compromise your ability to carry out your duties at Ziegler Lotsoff or restrict or otherwise have any negative impact on the activities of Ziegler Lotsoff?  ___ Yes       ___ No

If yes, please explain:

Will you be required to participate in the outside activity during normal Ziegler Lotsoff business hours?

___ Yes

___ No

If yes, please explain:

Will you receive compensation from the outside activity including, but not limited to, selling commissions, finder’s fees, or salary?  ___ Yes   ___ No

If yes, please explain the nature of such compensation:

If you will serve as an officer or director, will the organization carry officer’s/director’s liability insurance for you?

 ___ Yes

___ No

Advisory Person Signature:

Date:

CCO Signature:

Date:

(The completed form should be submitted to the CCO or the CCO’s designee for filing. The CCO will submit a copy to Human Resources for inclusion in Advisory Person’s personnel file.)

APPENDIX IV

SANCTIONS GUIDELINES FOR VIOLATIONS OF CODE OF ETHICS

Access Persons are responsible for complying with the restrictions set forth in this Code of Ethics (the “Code”). Recurring violations of the Code may result in additional corrective measures beyond those normally taken by the Chief Compliance Officer (the “CCO”). Violations of the same type will be aggregated on 24-month basis.  The table below associates specific penalties with certain Code violations.  However, extenuating circumstances may result in modifications to the indicated penalties.  To address ongoing Code compliance issues, this table may be updated from time to time. The CCO reserves the right to make these determinations at his discretion.  All violations and related actions will be reported to the President of the Adviser.  Code penalties include but are not limited to the following:

CODE VIOLATION	PENALTY
Insider trading	Termination upon review of facts and circumstances
Failure to pre-clear personal security transactions within a rolling 24-month period

1st violation – written warning

2nd violation - $100 fine donated to charity

3rd violation – $250 fine donated to charity

4th violation – $500 fine donated to charity

Note: additional consecutive violations outside this timeframe may result in actions up to and including termination.

Failure to adhere to personal security transaction blackout period limitations, or other temporary blackout periods established by management.

1st violation – written warning

2nd violation - $250 fine donated to charity

3rd violation – $500 fine donated to charity

4th violation – $1,000 fine donated to charity

Note: additional violations may result in actions up to and including termination.

Failure to accurately complete quarterly transaction reporting by the required due date.

1st violation – written warning

2nd violation – $50 fine donated to charity

3rd violation – $100 fine donated to charity

4th violation - $200 fine donated to charity

Note: additional violations may result in actions up to and including termination.

Failure to accurately complete Initial and/or Annual Holdings reporting by the required due date.

1st violation – written warning

2nd violation – $50 fine donated to charity

3rd violation – $100 fine donated to charity

4th violation - $200 fine donated to charity

Note: additional violations may result in actions up to and including termination.

Failure to report opening a new account for securities transactions

1st violation – written warning

2nd violation – $100 fine donated to charity

3rd violation – $200 fine donated to charity

4th violation – $500 fine donated to charity

Note: additional violations may result in actions up to and including termination.

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